Investor Contact:	Exhibit 99.1
Mark Humphrey
Chief Financial Officer and Senior Vice President
239-226-2000

Alico, Inc. Announces Third Quarter and Nine Months of Fiscal Year 2012

Financial Results

Third Quarter Net Income Increased 60.9% Compared to the Third Quarter Last Fiscal Year

Fort Myers, FL, August 9, 2012 – Alico, Inc. (NASDAQ: ALCO) (“Alico”), a land management company primarily engaged in a variety of agribusiness pursuits, today announced financial results for the three and nine months ended June 30, 2012.

Fiscal Year 2012 Third Quarter Results

For the third quarter of fiscal year 2012, total operating revenue was $40.4 million as compared to $39.3 million for the third quarter of fiscal year 2011, an increase of 2.8%. Agricultural revenue was $39.7 million in the third quarter of fiscal year 2012 as compared to $38.7 million in the third quarter of fiscal year 2011, an increase of 2.6%.

Historically, our agricultural operations have been seasonal in nature with the second and third quarters generally producing the majority of our annual revenues and the first and fourth quarters producing less revenue. Third quarter fiscal year 2012 agricultural revenue included $38.6 million in citrus revenues compared to $38.2 million in the same period of fiscal year 2011. Sugarcane revenue was $0.6 million for the third quarter of fiscal year 2012 as compared to $0.2 million during the same period of fiscal year 2011, an increase of $0.4 million or 200%, primarily due to favorable market pricing.

Total operating expenses for the third quarter of fiscal year 2012 were $29.9 million compared to $27.5 million for the third quarter of fiscal year 2011. Gross profit for the third quarter of fiscal year 2012 was $10.5 million compared to $11.8 million for the third quarter of fiscal year 2011, a decrease of 11.1%, primarily due to decreases in the market price of Valencias, increases in harvest and haul costs and the incurrence of certain costs in the third quarter of fiscal year 2012 as compared to the fourth quarter of fiscal year 2011.

During the third quarter of fiscal year 2012, we closed on the sales contracts for two parcels of land in Polk County, FL. The sale price of the Polk County, FL parcels totaled approximately $10.1 million from which we received cash of approximately $9.8 million for the sale. The sale of the two parcels resulted in pre-tax gains totaling approximately $9.1 million. Both parcels were considered to be surplus to our agricultural operations.

Net income applicable to common stock for the third quarter of fiscal year 2012 was $9.6 million, or $1.31 per share, as compared to net income of $6.0 million, or $0.81 per share, in the third quarter of fiscal year 2011. On April 27, 2012, the Board of Directors of Alico declared a cash dividend of $0.04 per share on its outstanding common stock, which was paid on July 16, 2012, to shareholders of record as of June 29, 2012.

EBITDA (defined as net income excluding interest expense, income taxes and depreciation and amortization) for the third quarter of fiscal year 2012 was $18.0 million as compared to $12.1 million for the third quarter of fiscal year 2011. A reconciliation of EBITDA to the GAAP measure net income is provided at the end of this release.

The increase of $5.9 million in EBITDA quarter-over-quarter is primarily due to pre-tax income of $15.5 million generated in the third quarter of fiscal year 2012 as compared to a pre-tax income of $9.7 million in the same period of fiscal year 2011.

JD Alexander, Alico’s President and Chief Executive Officer, stated, “Our third quarter results were as expected. We finished harvesting our Valencia crop in early June and although there were some negative price fluctuations in the Valencia market, our production increases and protections provided by our delivery contracts offset the price decreases in the quarter. Overall citrus crop production for all varieties for the 2012 fiscal year was approximately 20% greater than the prior year. The U.S. Department of Agriculture issued its final forecast for the 2011-2012 season for Florida citrus production and reported a 4.2% increase over the prior year harvest season. For the second consecutive season, we have significantly outperformed the statewide increases in production to the point that our groves are some of the more productive in the State of Florida on an average per acre basis. Although we have been effective in increasing our production there is a structural limit to the number of boxes an acre can produce. While we believe more production is possible from our existing groves, significant future growth increases will come primarily from additional citrus acreage.

Mr. Alexander continued, “Additionally, in our current fiscal year, we also converted pasture land into approximately 4,500 acres of net improved, irrigated farm land with the intention of planting sugar cane.  This brings our total net improved, irrigated farm land to approximately 22,000 acres, exclusive of citrus.

Mr. Alexander concluded, “With the recent announcements of the land sales in Polk and Lee Counties, FL, we will be able to bring approximately $20.0 million in cash to our balance sheet. We will continue to market and sell under productive assets that are surplus to our operations in order to reinvest in assets that more appropriately align with our return criteria.”

Fiscal Year 2012 Nine Months Results

Net income for the nine months ended June 30, 2012 was $19.0 million, or $2.58 per share, compared to $8.6 million, or $1.17 per share, for the same period of fiscal year 2011, an increase of 121.0%. For the nine months ended June 30, 2012, total operating revenue was $120.6 million as compared to $92.4 million for the same period of fiscal year 2011, an increase of 30.6%. Income from operations for the nine months of fiscal year 2012 was $24.6 million as compared to $17.0 million for the same period of fiscal year 2011, an increase of 44.7%.

EBITDA in the first nine months of fiscal year 2012 was $38.2 million as compared to $20.9 million in the first nine months of fiscal year 2011. The increase of $17.3 million in EBITDA for the nine months ended June 30, 2012 as compared to the nine months ended June 30, 2011 is primarily due to pre-tax income of $30.6 million generated in the first nine months of fiscal year 2012 as compared to a pre-tax income of $14.0 million in the same period of fiscal year 2011. A reconciliation of EBITDA to the GAAP measure net income is provided at the end of this release.

Balance Sheet and Liquidity

We had working capital of approximately $32.8 million at June 30, 2012 and $17.4 million at September 30, 2011. Cash provided by operating activities was $25.6 million for the first nine months of fiscal year 2012 as compared to $7.2 million during the first nine months of fiscal year 2011. At June 30, 2012, $60.0 million was available under our revolving line of credit as compared to $46.0 million at September 30, 2011. Due to the seasonal nature of our business, working capital requirements are typically greater in the first and fourth quarter of our fiscal year coinciding with our planting cycles. Cash flows from operating activities typically improve in our second and third fiscal quarters as we harvest our crops. As operating cash flows typically improve during the fiscal year, the Company plans to apply such cash flows towards reducing debt and other strategic capital expenditures.

About Alico, Inc.

Alico, headquartered in Fort Myers, FL, is a land management company operating in Central and Southwest Florida. Alico owns approximately 135,590 acres of land located in Collier, Glades, Hendry, Lee and Polk counties, Florida. Alico is involved in citrus, sugarcane, cattle and other agricultural operations and real estate activities. Alico’s mission is to grow its asset values through agricultural and real estate activities to produce superior long-term returns for its shareholders. For more about Alico, Inc., visit www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes EBITDA is an important measure to evaluate our results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. Unaudited EBITDA is summarized and reconciled to net income, which management considers being the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended June 30,		Nine Months June 30,
	2012	2011	2012	2011
Net income	$9,607	$5,971	$18,954	$8,590
Total interest expense, net	354	502	1,290	1,572
Income taxes	5,919	3,771	11,665	5,378
Depreciation and amortization	2,147	1,901	6,254	5,374
EBITDA	$18,027	$12,145	$38,163	$20,914

ALICO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except for share data)

	June 30, 2012	September 30, 2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$3,967	$1,336
Restricted cash	10,747	—
Investments	255	989
Accounts receivable, net	4,639	2,928
Federal income tax receivable	—	699
Inventories	21,648	22,373
Assets held for sale	9,884	—
Deferred income taxes	277	—
Other current assets	973	856
Total current assets	52,390	29,181

Mortgages and notes receivable, net of current portion	47	75
Investment in Magnolia Fund	5,550	10,283
Investments, deposits and other non-current assets	2,095	2,220
Deferred income taxes	7,306	8,672
Cash surrender value of life insurance	835	824
Property, buildings and equipment, net	121,395	128,780
Total assets	$189,618	$180,035

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,584	$2,946
Long-term debt, current portion	3,267	3,279
Income taxes payable	6,451	—
Accrued expenses	2,223	1,719
Dividend payable	295	882
Accrued ad valorem taxes	1,184	1,938
Other current liabilities	2,590	1,063
Total current liabilities	19,594	11,827

Long-term debt, net of current portion	37,450	53,879
Deferred retirement benefits, net of current portion	3,761	3,667
Total liabilities	60,805	69,373

Commitments and contingencies

Stockholders’ equity:
Common stock, $1 par value; 15,000,000 shares authorized; 7,377,106 shares issued and 7,349,410 and 7,342,513 shares outstanding at June 30, 2012 and September 30, 2011, respectively	7,377	7,377
Additional paid in capital	9,089	9,212
Treasury stock at cost, 27,696 and 34,593 shares held at June 30, 2012 and September 30, 2011, respectively	(660)	(862)
Retained earnings	113,007	94,935
Total stockholders’ equity	128,813	110,662
Total liabilities and stockholders’ equity	$189,618	$180,035

ALICO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(dollars in thousands, except for per share data)

	Three months ended June 30,		Nine months ended June 30,
	2012	2011	2012	2011
Operating revenues:
Agricultural operations	$39,681	$38,681	$118,501	$90,274
Non-agricultural operations	739	660	2,127	2,112
Real estate operations	—	—	—	—

Total operating revenue	40,420	39,341	120,628	92,386

Operating expenses:
Agricultural operations	29,326	27,110	88,930	68,674
Non-agricultural operations	481	302	1,027	948
Real estate operations	85	90	327	364

Total operating expenses	29,892	27,502	90,284	69,986

Gross profit	10,528	11,839	30,344	22,400
Corporate general and administrative	1,890	1,766	5,751	5,374

Income from operations	8,638	10,073	24,593	17,026
Other (expense) income:
Interest and investment income, net	(16)	57	26	(1,657)
Interest expense	(354)	(502)	(1,290)	(1,572)
Gain on sale of real estate	9,124	—	9,124	—
Impairment on assets held for sale	(1,868)	—	(1,868)	—
Other	2	114	34	171

Total other income (expense), net	6,888	(331)	6,026	(3,058)

Income before income taxes	15,526	9,742	30,619	13,968
Income tax expense	5,919	3,771	11,665	5,378

Net income	$9,607	$5,971	$18,954	$8,590

Weighted-average number of shares outstanding
Basic	7,354	7,352	7,354	7,366
Diluted	7,354	7,352	7,354	7,366
Earnings per common share amounts:
Basic	$1.31	$0.81	$2.58	$1.17
Diluted	$1.31	$0.81	$2.58	$1.17
Cash dividends declared per common share	$0.04	$0.00	$0.12	$0.00